Exhibit 2.4

                        CONTINGENT VALUE RIGHTS AGREEMENT

       This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of October 21, 2003 (this "Agreement"), is entered into by and among MILTOPE GROUP, INC., a Delaware corporation ("MGI"), MILTOPE CORPORATION, an Alabama corporation (the "Company"), VISION TECHNOLOGIES KINETICS, INC., a Delaware corporation ("Parent"), and GREAT UNIVERSAL INCORPORATED, a Delaware corporation (the "Representative").

                                    RECITALS:

       WHEREAS, MGI, the Company, Parent and VTK Merger Subsidiary Corporation have entered into an Agreement and Plan of Merger dated as of October 21, 2003 (the "Merger Agreement"), pursuant to which MGI and VTK Merger Subsidiary Corporation will each merge with and into the Company, with the Company surviving the mergers as a direct wholly-owned subsidiary of Parent;

       WHEREAS, pursuant to the Merger Agreement the Company agreed to create and issue to MGI's stockholders of record immediately prior to the Effective Time contingent value rights (the "CVRs") as hereinafter described; and

       WHEREAS, all things necessary have been done to make the CVRs, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company and to make this Agreement a valid agreement of the Company, in accordance with its terms.

       NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

                                   ARTICLE I

             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

       SECTION 1.1   DEFINITIONS.

              (a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                     (i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

                     (ii) all accounting terms used herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term "generally accepted accounting principles" means such accounting principles as are generally accepted in the United States at the time of any computation;

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                     (iii)  the words  "herein,"  "hereof" and  "hereunder"  and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

                     (iv)   unless  the  context   otherwise   requires,   words
              describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and

                     (v) all references to "including" shall be deemed to mean including without limitation.

       (b) The following terms shall have the meanings ascribed to them as follows:

       "Affiliate" of a Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

       "Board of Directors" means the board of directors of the Company.

       "Board Resolution" means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

       "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

       "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States or Singapore government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit with maturities of six months or less from the date of acquisition, bankers acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank organized and in existence under the laws of the United States and having capital and surplus in excess of $500 million, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services and in each case maturing within 180 days after the date of acquisition, (e) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-111 (or higher) according to Moody's Investor Service, Inc. or "A-11, (or higher) according to Standard Poor's Ratings Services, and (f) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (a) through (e) above.

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       "Cash  Proceeds"  means  all  cash  compensation,   payments,  penalties,
interest and other damages, if any, recovered or received by the Company or any of its Affiliates as a result of the Litigation, whether such compensation, penalties, interest or other damages are recovered at trial, upon appeal or in settlement.

       "Claims Expenses" means, without double counting, the sum of all fees, costs and expenses (including attorneys fees and expenses) incurred or accrued after the Effective Time by the Company and its Affiliates in prosecuting and settling the Litigation (including defending against any counterclaims), including amounts paid or payable in settlement or in judgment of any counterclaims against the Company in the Litigation and, except as provided in
Section 2.4, excluding any payment of Firm Expenses. "Claims Expenses" shall also include any amounts paid or payable to or on behalf of the Representative pursuant to Section 3.4 of this Agreement (whether paid or payable before or after the Effective Time). Notwithstanding the foregoing, (i) amounts paid or payable by the Company or its Affiliates in settlement or judgment with respect to any counterclaims in the Litigation shall be deemed "Claims Expenses" whether paid or payable before or after the Effective Time and (ii) in the event the full and final settlement of, or judgment with respect to, the Litigation occurs prior to the Effective Time, "Claims Expenses" shall mean all fees, costs and expenses (including attorneys fees and expenses) paid or payable after the date hereof by the Company and its Affiliates in prosecuting and settling the Litigation (including defending against any counterclaims).

       "Company" has the meaning set forth in the first paragraph of this Agreement.

       "Control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, including the power to dispose of or vote such stock, as trustee or executor, by contract or otherwise.

       "CVRs" means the contingent value rights to be issued by the Company pursuant to the Merger Agreement and this Agreement.

       "CVR Payment Amount" means, on the CVR Payment Date, an amount of cash (if positive) with respect to each CVR equal to the quotient of (A)(i)(x) if Claims Expenses equal or are less than the Reserve, $700,000.00 minus the Claims Expenses or (y) if Claims Expenses exceed the Reserve, 50% of the result of $700,000.00 minus the Claims Expenses, plus (ii) 50% of the sum of (1) the aggregate amount of Litigation Proceeds actually received by the Company or its Affiliates, minus (2) the Tax Allocation, divided by (B) the total number of CVRs outstanding on the CVR Payment Date.

       "CVR Payment Date" means the date that the CVR Payment Amount is paid by the Company to the Holders, which shall be established pursuant to Section 2.4.

       "CVR Register" and "CVR Registrar" have the respective meanings specified in Section 2.3(b).

       "Effective Time" has the meaning ascribed to such term in the Merger Agreement.

                                       3
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       "Firm  Expenses"  has the  meaning  specified  in Section  2.4(e) of this
Agreement.

       "Holder" means a Person in whose name a CVR is registered in the CVR Register.

       "Litigation" means the lawsuit entitled MILTOPE CORPORATION AND IV PHOENIX GROUP, INC. V. DRS TECHNOLOGIES, INC., DRS ELECTRONICS SYSTEMS, INC., RICHARD PANDOLFI, PATRICIA WILSON, RUSSELL MEYER, AMIR SHAFY, ANTON LAUB, JOSEPH EDMAN, SUNNY SHUM, AND MICHAEL GAVIGAN (Case No. 01 6545, U.S. District Court for the Eastern District of New York; filed October 3, 2001).

       "Litigation Proceeds" means the aggregate amount of any and all Cash Proceeds and Realized Non-Cash Proceeds actually received by the Company or any of its Affiliates.

       "Litigation Proceeds Certificate" has the meaning specified in Section 2.4(a) of this Agreement.

       "Merger Agreement" has the meaning set forth in the recitals to this Agreement.

       "Non-Cash Proceeds" means all non-cash compensation, payments, penalties, interest and other damages, if any, recovered or received by the Company or any of its Affiliates as a result of the Litigation, whether such compensation, penalties, interest or other damages are recovered at trial, upon appeal or in settlement.

       "Officer's Certificate, means a certificate signed by the president, any vice president, the controller, the treasurer, the secretary or any assistant secretary, in each case of the Company, in his or her capacity as such an officer, and delivered to the Representative.

       "Person" means any individual, corporation, partnership, joint venture, limited liability company, business trust, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

       "Realized Non-Cash Proceeds" means (i) all cash proceeds received in respect of Non-Cash Proceeds, net of direct expenses incurred in converting such Non-Cash Proceeds to cash and (ii) the fair market value (as determined pursuant to Section 2.4) of any Non-Cash Proceeds that would not reasonably be expected to be realized by receipt of cash in the foreseeable future.

       "Representative" means the Person named as the "Representative" in the first paragraph of this Agreement, until a successor Representative shall have become such pursuant to the applicable provisions of this Agreement, and thereafter "Representative" shall mean such successor Representative.

       "Resolution" has the meaning specified in Section 2.4(e) of this Agreement.

       "Reserve" means the sum of $700,000.00.

       "Successor Representative" means any successor Representative appointed pursuant to Section 3.5(e)

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       "Surviving Person" has the meaning set forth in Section 7.1(a)(1).

       "Tax Allocation" means the result obtained by multiplying the Litigation Proceeds actually received by the Company or its Affiliates by 20%.

       SECTION 1.2 NOTICES TO REPRESENTATIVE AND COMPANY. Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with:

              (a) the Representative by any Holder or the Company shall be sufficient for every purpose hereunder if in writing and delivered personally, or mailed first-class postage prepaid or sent by a nationally recognized overnight courier to the Representative addressed to it at 153 East 53rd Street, Suite 5900, New York, NY 10022, or at any other address previously furnished in writing to the Holders and the Company by the Representative; or

              (b) the Company by the Representative or by any Holder shall be sufficient for every purpose hereunder if in writing and delivered personally, telecopied or mailed first-class postage prepaid or sent by a nationally recognized overnight courier to the Company addressed to it at 225 Reineckers Lane, Suite 525, Alexandria, Virginia 22314, or at any other address previously furnished in writing to the Representative and the Holders by the Company.

       SECTION 1.3 NOTICE TO HOLDERS. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

       SECTION 1.4 EFFECT OF HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

       SECTION 1.5 SUCCESSORS AND ASSIGNS. All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

       SECTION 1.6 BENEFITS OF AGREEMENT. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.

       SECTION 1.7 GOVERNING LAW. This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware.

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       SECTION 1.8   LEGAL HOLIDAYS. In the event that a CVR Payment  Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CVR Payment Date.

       SECTION 1.9 SEVERABILITY CLAUSE. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

       SECTION 1.10 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be deemed to constitute but one and the same instrument.

       SECTION 1.11 EFFECTIVENESS; TERMINATION. This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon the earliest to occur of (i) the payment of all CVR Payment Amounts required to be paid under the terms of this Agreement, (ii) the determination that no CVR Payment Amounts are required to be made under the terms of this Agreement and (iii) the termination of the Merger Agreement in accordance with the terms thereof, provided that, for the avoidance of doubt, if the Closing (as defined in the Merger Agreement) occurs, this Agreement shall only be capable of termination under (i) and (ii) above and shall not be capable of termination under this clause (iii).

       SECTION 1.12 ENTIRE AGREEMENT. This Agreement and the Merger Agreement represent the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and thereby and this Agreement supercedes any and all other oral or written agreements hereto made except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

                                   ARTICLE II

                             CONTINGENT VALUE RIGHTS

       SECTION 2.1 ISSUANCE OF CVRS. The CVRs shall be issued pursuant to the Merger at the time and in the manner set forth in the Merger Agreement.

       SECTION 2.2 NONTRANSFERABLE. The CVRs shall not be assignable or otherwise transferable by Holders, except by will, upon death or by operation of law.

       SECTION 2.3 NO CERTIFICATE; REGISTRATION; REGISTRATION OF TRANSFER; CHANGE OF ADDRESS.

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              (a)    The CVRs shall not be evidenced by a  certificate  or other instrument.

              (b) The Company shall cause to be kept at the Company's principal office a register (the register maintained in such office and in any other office designated pursuant to this Section 2.3 being herein sometimes referred to as the "CVR Register") in which the Company shall provide for the registration of CVRs. The secretary of the Company is hereby initially appointed "CVR Registrar" for the purpose of registering CVRs and transfers of CVRs as herein provided.

              (c)    Subject to the restriction on transferability  set forth in
       Section 2.2, every request made to the Company to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the CVR Registrar, duly executed by the Holder thereof, his attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice by the Company, the CVR Registrar shall, subject to his reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All transfers of CVRs registered in the CVR Register shall be the valid obligations of the Company, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register will be void ab initio.

              (d) A Holder may make a written request to the CVR Registrar or the Company to change such Holder's address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice by the CVR Registrar or the Company, the CVR Registrar shall promptly record the change of address in the CVR Register.

       SECTION 2.4   PAYMENT PROCEDURES.

              (a) As promptly as practicable but in no event later than 15 days after the latest to occur of (1) the full and final settlement of, or the entry of judgment with respect to, the Litigation, including counterclaims, (2) receipt by the Company or any of its Affiliates of Litigation Proceeds or any Non-Cash Proceeds, and (3) the Effective Time, the Company shall deliver to the Representative a certificate (the "Litigation Proceeds Certificate") setting forth in reasonable detail (i) the amount of any Cash Proceeds and Realized Non-Cash Proceeds received by the Company or its Affiliates, if any, (ii) a detailed description of Non-Cash Proceeds received by the Company, if any, (iii) the fair market value of any Realized Non-Cash Proceeds described in clause (ii) of the definition thereof and the methodology used, and calculations made, to determine such fair market value, (iv) an itemized list in reasonable detail of the Claims Expenses, (v) the calculation of the Tax Allocation,
       (vi) any assumptions underlying the determination of any item used in making the necessary calculations of the CVR Payment Amount, (vii) any financial or other documentation reasonably necessary to sufficiently support the calculation of the CVR Payment Amount, and (viii) the calculation of the CVR Payment Amount, if any.

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              (b)    Within  30  days of  delivery  of the  Litigation  Proceeds
       Certificate, the Representative shall give written notice specifying whether it agrees with or objects (a "Notice of Agreement" and a "Notice of Objection", respectively) to the Litigation Proceeds Certificate, the CVR Payment Amount and the CVR Payment Amount calculation.

              (c) If the Representative delivers a Notice of Agreement and any CVR Payment Amount is payable, the Company shall establish a CVR Payment Date with respect to such CVR Payment Amount that is within 15 days of the date of the Notice of Agreement. On such CVR Payment Date, the Company shall then promptly cause the CVR Payment Amount to be delivered to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date.

              (d) If the Representative delivers a Notice of Objection within such 30-day period, the Company shall hold an amount of cash equal to the aggregate CVR Payment Amount, if any, set forth in the Litigation Proceeds Certificate in a separate bank account invested in Cash Equivalents until a Resolution is obtained pursuant to the procedures set forth in Section 2.4(e).

              (e) If the Representative delivers a Notice of Objection within such 30-day period, the Representative shall as promptly as practicable following delivery of the Notice of Objection, but in no event later than 15 days after delivery of the Notice of Objection, deliver to the Company a certificate (the "Representative Objection Certificate") setting forth in reasonable detail each of the objections to the calculations, valuations, methodologies, lists, computations, assumptions and other information, including, without limitation, the fair market value of any Realized Non-Cash Proceeds described in clause (ii) of the definition thereof (collectively, the "Determinations") that the Representative has to the Litigation Proceeds Certificate. If the Company does not agree with the Representative's objections to the Litigation Proceeds Certificate, then within ten days of the delivery by the Representative of the Representative Objection Certificate, the Company and the Representative shall submit the portions of the Determinations set forth in the Litigation Proceeds Certificate that are in dispute to a mutually agreed upon independent public accounting firm of national standing that shall have expertise in income and franchise tax matters and the valuation of assets and properties (the "Firm"), provided, that the Firm has not billed the Representative, the Company or the Parent for professional services within the three-year period immediately prior to the date of the Litigation Proceeds Certificate. The Firm shall be instructed to determine whether the Determinations set forth in the Litigation Proceeds Certificate that are in dispute are correct. If the Firm determines that such Determinations are correct, the CVR Payment Amount shall be as set forth in the Litigation Proceeds Certificate, and the Representative shall be deemed to have delivered a Notice of Agreement with respect to such Litigation Proceeds Certificate. If the Firm determines that any of the Determinations set forth in the Litigation Proceeds Certificate are incorrect in any respect that causes the CVR Payment Amount determined by the Company to be less than the CVR Payment Amount determined by the Firm, the Firm's resulting calculation of the CVR Payment Amount shall be binding on the parties hereto (a "Resolution"), and in

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


       addition to the CVR Payment Amount determined by the Firm, the Company shall pay to the Holders interest on such differential calculated from the date that the Representative delivered its Notice of objection at an interest rate equal to the rate actually earned by the Company pursuant to the investment of such funds in Cash Equivalents. All costs and expenses billed by the Firm in connection with the performance of its duties described herein ("Firm Expenses") shall be paid by the Company; provided, however, that if the Company's determination of the CVR Payment Amount is:

                     (i) greater than or equal to 95% of the CVR Payment Amount determined by the Firm, then 100% of the Firm Expenses shall be deducted from the CVR Payment Amount;

                     (ii) greater than or equal to 85% of the CVR Payment Amount determined by the Firm, but less than 95% of the CVR Payment Amount determined by the Firm, then 50% of the Firm Expenses shall be deducted from the CVR Payment Amount; or

                     (iii) less than 85% of the CVR Payment Amount determined by the Firm, then the Company shall not be reimbursed for any portion of the Firm Expenses.

              (f) If the Representative does not deliver a Notice of Agreement or a Notice of objection to the Litigation Proceeds Certificate within the 30-day period described above, the Representative shall be deemed to have delivered a Notice of Agreement with respect to such Litigation Proceeds Certificate, and, if any CVR Payment Amount is payable, the Company shall establish a CVR Payment Date with respect to such CVR Payment Amount that is within 15 days following the last day of such 30-day period. On such CVR Payment Date, the Company shall then promptly cause the CVR Payment Amount to be delivered to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. If the Representative delivers a Notice of Objection with respect to such Litigation Proceeds Certificate within the 30-day period described above, then after a Resolution is obtained, the Company shall establish a CVR Payment Date with respect to such CVR Payment Amount that is within ten days of the date of such Resolution. On such CVR Payment Date, the Company shall then promptly cause the CVR Payment Amount to be delivered to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date.

       SECTION 2.5   PAYMENTS ON CVRS.

              (a) In the event that the Company or its Affiliates receive payments of Litigation Proceeds on more than one date, then the CVR Payment Amount with respect to any such Litigation Proceeds shall be paid with respect to each such receipt of Litigation Proceeds and the procedures described in Section 2.4 shall apply to each such receipt of Litigation Proceeds. The calculation of the CVR Payment Amount following the calculation of the initial CVR Payment Amount shall be made on a cumulative, non-duplicative, basis to reflect the receipt of all Litigation Proceeds, the payment of all Claims Expenses and the prior payment of any CVR Payment Amounts (including the $700,000 referred to in the definition thereof) from the date of this Agreement to the date of determination of each such subsequent CVR Payment Amount (it being understood, however, that in no event shall the Holders be obligated or required to refund to the Company or any of its Affiliates any portion of any CVR Payment Amount previously paid to the Holders).

              (b) The determination by the Company and the Representative of any CVR Payment Amount pursuant to the procedures set forth in Section 2.4, absent a mathematical error, shall be final and binding on the Company and each Holder.

              (c) Except in the specific cases specified in this Agreement, no interest shall accrue on any amounts payable on the CVRs to any Holder.

              (d) The Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR Payment Amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in the Merger Agreement), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

              (e) Notwithstanding anything herein to the contrary, in the event the Company incurs Claims Expenses in excess of $700,000.00, the Company shall be reimbursed for such excess Claims Expenses out of Litigation Proceeds, if any, prior to the payment of any CVR Payment Amount.

       SECTION 2.6 NO VOTING, DIVIDENDS OR STATED INTEREST; NO EQUITY OR OWNERSHIP INTEREST IN THE COMPANY.

              (a) The CVRs shall not have any voting or dividend rights and shall not bear a stated rate of interest.

              (b) The CVRs shall not represent any equity or ownership interest in the Company or in any constituent company to the Merger.

                                  ARTICLE III

                               THE REPRESENTATIVE

       SECTION 3.1   CERTAIN DUTIES AND RESPONSIBILITIES.

              (a) The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Representative shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs; provided, however, that the Representative shall not be liable for any acts or omissions except to the extent that the Representative has engaged in willful misconduct or bad faith or is grossly negligent in the performance of its duties.

              (b) No provision of this Agreement shall be construed to relieve the Representative from liability for its own willful misconduct or bad faith or gross negligence, except that no provision of this Agreement shall require the Representative to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

       SECTION 3.2 CERTAIN RIGHTS OF REPRESENTATIVE. The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Representative. In addition:

              (a) the Representative shall have the right, and is hereby authorized on behalf of the Holders, to approve or reject in writing any settlement of any aspect or portion of the Litigation entered into by the Company or its Affiliates;

              (b) the Representative may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

              (c) whenever the Representative shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Representative may, in the absence of bad faith or willful misconduct on its part, rely upon an Officer's Certificate;

              (d) the Representative may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

              (e) the Representative may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

              (f) the permissive rights of the Representative to do things enumerated in this Agreement shall not be construed as a duty;

              (g) the Representative shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises; and

              (h)    the initial Representative may be a Holder.

       SECTION 3.3 NOT RESPONSIBLE FOR RECITALS OR ISSUANCE OF CVRS. The recitals contained herein shall be taken as the statements of the Company, and the Representative assumes no responsibility for their correctness. The Representative makes no representations as to the validity or sufficiency of this Agreement or the CVRs. The Representative shall not be accountable or liable for the use or application by the Company of the Litigation Proceeds or Non-Cash Proceeds.

       SECTION 3.4 REIMBURSEMENT AND INDEMNIFICATION OF THE REPRESENTATIVE. The Company agrees:

              (a) except as otherwise expressly provided herein, to pay the Representative, upon the request of the Representative, all reasonable expenses and disbursements incurred or to be incurred after the date hereof by the Representative in accordance with any provision of this Agreement (including, without limitation, the reasonable compensation and the expenses and disbursements of its counsel, tax experts, valuation firms and other experts and third parties as contemplated in Section 3.2); and

              (b) to indemnify the Representative and hold it harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses and reasonable disbursements of any kind or nature whatsoever (including, without limitation, the reasonable compensation and the expenses and disbursements of its counsel, tax experts, valuation firms and other experts and third parties as contemplated in Section 3.2) that may be imposed on, asserted against or incurred by it resulting or arising from actions taken under this Agreement by it after the date hereof until the termination of this Agreement, and the Representative shall be so indemnified under this Agreement for its own ordinary (but not gross) negligence, but the Representative does not have the right to be indemnified under this Agreement for its own willful misconduct or bad faith or gross negligence.

              (c) Notwithstanding Section 3.4(a) and (b), to the extent the Claims Expenses exceed the Litigation Proceeds, any payment the Representative is entitled to receive under this Section 3.4 shall be reduced by the amount by which the Claims Expenses so exceed the Litigation Proceeds.

       SECTION 3.5   RESIGNATION AND REMOVAL; APPOINTMENT OF SUCCESSOR.

              (a) The Representative may resign at any time by giving written notice thereof to the Company.

              (b) If at any time the Representative shall become incapable of acting, any Holder of a CVR may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Representative and the appointment of a successor Representative.

              (c) If the Representative shall resign, be removed or become incapable of acting, the Company, by a Board Resolution, shall promptly appoint a qualified successor Representative who is a Holder and not an officer of the Company. The successor Representative so appointed shall, forthwith upon its acceptance of such appointment in accordance with this
       Section 3.5(c), become the successor Representative.

              (d) The Company shall give notice of each resignation and each removal of a Representative and each appointment of a successor Representative by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Representative. If the Company fails to send such notice within ten days after acceptance of appointment by a successor Representative, the successor Representative shall cause the notice to be mailed at the expense of the Company.

       SECTION 3.6 ACCEPTANCE OF APPOINTMENT BY SUCCESSOR. Every successor Representative appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Representative an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Representative, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Representative; but, on request of the Company or the successor Representative, such retiring Representative shall execute and deliver an instrument transferring to such successor Representative all the rights, powers and trusts of the retiring Representative.

                                   ARTICLE IV

            HOLDERS' LISTS AND REPORTS BY REPRESENTATIVE AND COMPANY

       SECTION 4.1 COMPANY TO FURNISH REPRESENTATIVE WITH NAMES AND ADDRESSES OF HOLDERS. The Company shall furnish or cause to be furnished to the Representative (a) in such form as the Representative may reasonably require, the names and addresses of the Holders within 15 days of the Effective Time, and
(b) at such times as the Representative may request in writing, within five days after receipt by the Company of any such request, a list, in such form as the Representative may reasonably require, of the names and the addresses of the Holders as of a date not more than 15 days prior to the time such list is furnished.

                                   ARTICLE V

                                    COVENANTS

       SECTION 5.1 PROSECUTION OF LITIGATION BY COMPANY; SETTLEMENT; PERIODIC REPORTS.

              (a) The Company shall prosecute the Litigation in good faith. In any settlement to resolve the Litigation, the Company shall seek in good faith a settlement of the Litigation for Cash Proceeds or Non-Cash Proceeds that will become Realized Non-Cash Proceeds as described in clause (i) of the definition thereof in as short a period of time after the settlement is entered as is reasonably practicable. At the time that any settlement of the Litigation is entered into, the Company and the Representative shall seek in good faith to agree on the amount, or a methodology for determining the amount, of any Cash Proceeds, Realized Non-Cash Proceeds or Non-Cash Proceeds resulting from the settlement and of the appropriate treatment thereof for purposes of calculating the Assumed Tax Liability.

              (b) The Company shall not settle any aspect or portion of the Litigation without obtaining (i) the prior approval of the specific terms of such settlement by the Board of Directors and (ii) the prior written consent of the Representative (which consent shall not be unreasonably withheld). Unless advised by its counsel in the Litigation that doing so may adversely affect any legal privilege or protection it may have with respect to such information in connection with the Litigation, the Company shall afford the Representative (1) reasonable access to information concerning the Litigation that is in the possession, custody or control of the Company and its Affiliates and (2) the reasonable assistance of the officers, employees, counsel and experts of the Company and its Affiliates for purposes of performing the Representative's duties under this Agreement.

              (c) Unless advised by its counsel in the Litigation that doing so may adversely affect any legal privilege or protection it may have with respect to such information in connection with the Litigation, upon request by the Representative to the Company from time to time, the Company shall provide the Representative with such information regarding the status of the Litigation, including the amount of Claims Expenses incurred, as shall be reasonably necessary to enable it to satisfy its obligations hereunder.

              (d) The Company in good faith shall convert or cause to be converted any Non-Cash Proceeds to cash as promptly as reasonable practicable after receiving any such Non-Cash Proceeds.

              (e) The Company shall hold an amount of cash equal to the aggregate amount of any CVR Payment Amount payable pursuant to this Agreement in a separate bank account invested in Cash Equivalents until such cash has been paid to the Holders.

       SECTION 5.2 PAYMENT OF CVR PAYMENT AMOUNT. The Company shall duly and promptly pay each Holder the CVR Payment Amount in the manner provided for in
Section 2.4 and in accordance with the terms of this Agreement. For the avoidance of doubt, the CVR Payment Amounts will in no way depend on or relate to the operating results of the Company or any constituent company to the Merger.

                                   ARTICLE VI

                                   AMENDMENTS

       SECTION 6.1   AMENDMENTS WITHOUT CONSENT OF HOLDERS.

              (a) Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Representative, in the Representative's sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

                     (i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein;

                     (ii) to evidence the succession of another Person as a successor Representative and the assumption by any successor of the covenants and obligations of the Representative herein;

                     (iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and the Representative shall consider to be for the protection of the Holders; provided that in each case, such provisions shall not materially adversely affect the interests of the Holders;

                     (iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not materially adversely affect the interests of the Holders; or

                     (v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act (each as defined in the Merger Agreement), provided that such provisions shall not materially adversely affect the interests of the Holders.

              (b) Promptly after the execution by the Company and the Representative of any amendment pursuant to the provisions of this
       Section 6.1, the Company shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

       SECTION 6.2   AMENDMENTS WITH CONSENT OF HOLDERS.

              (a) With the consent of the Holders of not less than a majority of the outstanding CVRs, the Company, when authorized by a Board Resolution, and the Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement if such addition, elimination or change is in any way materially adverse to the interest of the Holders.

              (b) Promptly after the execution by the Company and the Representative of any amendment pursuant to the provisions of this
       Section 6.2, the Company shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

       SECTION 6.3 EXECUTION OF AMENDMENTS. In executing any amendment permitted by this Article, the Representative shall be entitled to receive, and shall be fully protected in relying upon, an opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Representative may, but is not obligated to, enter into any such amendment that affects the Representative's own rights, privileges, covenants or duties under this Agreement or otherwise.

       SECTION 6.4 EFFECT OF AMENDMENTS. Upon the execution of any amendment under this Article, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

                                  ARTICLE VII

                    CONSOLIDATION, MERGER, SALE OR CONVEYANCE

       SECTION 7.1   COMPANY MAY CONSOLIDATE, ETC.

              (a) The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

                     (1) in case the Company shall consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the "Surviving Person") shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

                     (2) the Company has delivered to the Representative an Officer's Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VII and that all conditions precedent herein provided for relating to such transaction have been complied with.

              (b) For purposes of this Section 7.1, "convey, transfer or lease its properties and assets substantially as an entirety" shall mean properties and assets contributing in the aggregate at least 80% of the Company's total consolidated revenues as reported in the Company's last available periodic financial report (quarterly or annual, as the case may be).

       SECTION 7.2 SUCCESSOR SUBSTITUTED. Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 7.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the CVRs.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

 SG\13666.3

                                       MILTOPE GROUP, INC.


                                       By:      /s/      THOMAS R. DICKINSON
                                          --------------------------------------
                                       Name:    Thomas R. Dickinson
                                       Title:   President and CEO

                                       MILTOPE CORPORATION


                                       By:      /s/      THOMAS R. DICKINSON
                                          --------------------------------------
                                       Name:    Thomas R. Dickinson
                                       Title:   President and CEO

                                       VISION TECHNOLOGIES KINETICS, INC.


                                       By:      /s/      JOHN COBURN
                                          --------------------------------------
                                       Name:    John Coburn
                                       Title:   Authorized Representative

                                       GREAT UNIVERSAL INCORPORATED


                                       By:      /s/      HENRY LEE GUY
                                          --------------------------------------
                                       Name:    Henry Lee Guy
                                       Title:   President and CEO

                                       S-1